Exhibit 4.4

FORM OF THIRD AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT OF OSPREY BITCOIN TRUST

Dated as of December [●], 2025

By and Among

OSPREY FUNDS, LLC,

CSC DELAWARE TRUST COMPANY

and

THE SHAREHOLDERS

from time to time hereunder

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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OSPREY BITCOIN TRUST DECLARATION OF TRUST AND TRUST AGREEMENT

This THIRD AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT (“Trust Agreement”) of OSPREY BITCOIN TRUST is made and entered into as of the [●] day of December, 2025, by and among, OSPREY FUNDS, LLC, a Delaware limited liability company (the “Sponsor”), CSC DELAWARE TRUST COMPANY, a Delaware corporation, as trustee, and the SHAREHOLDERS from time to time hereunder.

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RECITALS

WHEREAS, the Sponsor created the Trust for the purpose of creating and issuing Shares (as defined below) representing an interest in Bitcoin;

WHEREAS, the Sponsor, the Trustee and the Shareholders, from time to time, intend to enter into this Trust Agreement to set forth the respective rights and responsibilities of the parties hereunder;

WHEREAS, prior to the effective date of the Trust Agreement the parties were governed by the Second Amended and Restated Trust Agreement, dated as of November 1, 2020, by an among the Sponsor, the Trustee and the Shareholders, as amended on April 15, 2022 and further amended on January 18, 2024 by the Sponsor and the Trustee (“Prior Trust Agreement”);

WHEREAS, Section 10.1 of the Prior Trust Agreement provides that the Sponsor may amend the Prior Trust Agreement without the consent of Shareholders (as defined therein), subject to certain exceptions, including without limitation, that the Sponsor deems the amendment necessary or appropriate and the amendment is not materially adverse to the interests of Shareholders;

WHEREAS, the Sponsor deems it necessary or appropriate to amend the Prior Trust Agreement to clarify the Trust’s intention to convert into an exchange-traded product, file a registration statement with the SEC, to seek to list such Shares on a national securities exchange, and to make additional conforming changes to the Trust Agreement to enable the Trust to effectuate the changes described herein and such other minor changes as may be necessary or appropriate; which changes in each case are not materially adverse to the interests of Shareholders;

NOW, THEREFORE, in exchange for the mutual promises and other and consideration, the receipt and value of which is hereby acknowledged, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS; THE TRUST

SECTION 1.1 Definitions. As used in this Trust Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Administrator” means any Person or Persons from time to time engaged by the Sponsor to assist in the administration of the Shares.

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“Affiliate” means (i) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (iii) any Person, directly or indirectly, controlling, controlled by or under common control of such Person, (iv) any employee, officer, director, member, manager or partner of such Person, or (v) if such Person is an employee, officer, director, member, manager or partner, any Person for which such Person acts in any such capacity.

“Annual Report” means the Trust’s most recent annual report that is prepared (i) pursuant to the standards of any Secondary Market on which the Shares are quoted or traded; or (ii) if the Shares are then registered under the Exchange Act, the Trust’s most recent annual report on Form 10-K prepared and filed in accordance with the rules and regulations of the SEC.

“Assumed Expenses” shall have the meaning set forth in Section 4.8(a).

“Authorized Participant” means a person who (1) is a registered broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer or be a member of FINRA to engage in securities transactions; (2) is a participant in DTC and (3) has entered into an Authorized Participant Agreement. Only Authorized Participants may place orders to create or redeem Baskets.

“Authorized Participant Agreement” means an agreement among the Trust, the Sponsor, the Transfer Agent and an Authorized Participant, that provides the procedures for the creation and redemption of Baskets.

“Basket” means a block of 10,000 Shares or such other amount as established from time to time by the Sponsor.

“Basket Amount” means the amount of Bitcoin, or the cash equivalent thereof, represented by the Basket being created or redeemed, which is determined by multiplying the NAV per Share by the number of Shares comprising a Basket (10,000) and dividing the resulting product by that day’s Index.

“Bitcoin” is a digital asset that is created and transmitted through the operations of the peer-to-peer Bitcoin network, a decentralized network of computers that operates on cryptographic protocols.

“Bitcoin Custodian” means Coinbase Custody Trust Company, LLC or any other Person from time to time engaged to provide Bitcoin custodian services or related services to the Trust pursuant to authority delegated by the Sponsor.

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“Bitcoin Market Price” means the market price of Bitcoin as determined in accordance with ASC 820-10 on each Business Day.

“Bitcoin Network” means the Bitcoin blockchain and any digital asset network, including the Bitcoin peer-to-peer network.

“Business Day” means any day other than a Saturday, Sunday or other day on which national securities exchanges are permitted or required to close for business in New York, New York.

“Cash Custodian” means U.S. Bank National Association or any person from time to time engaged by the Sponsor for the deposit, safekeeping and custody of cash for the Trust and related services pursuant to authority delegated by the Sponsor.

“Certificate of Trust” means the Certificate of Trust of the Trust, including all amendments thereto, in the form attached hereto as Exhibit A, filed with the Secretary of State of the state of Delaware.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conflicting Provisions” shall have the meaning set forth in Section 13.2(d).

“Corporate Trust Office” means the principal office at which at any particular time the corporate trust business of the Trustee is administered, which office at the date hereof is located at 251 Little Falls Drive, Wilmington, DE 19808.

“Covered Person” means the Sponsor and its Affiliates and their respective members, managers, directors, officers, employees, agents and controlling persons.

“Delaware Trust Statute” means the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq., as the same may be amended from time-to-time.

“DTC” means Depositary Trust Company or any successor thereto.

“Event of Withdrawal” has the meaning set forth in Section 12.1(a) hereof.

“Exchange” means Nasdaq Stock Market LLC or such other national securities exchange as the Shares are listed from time to time.

“Expenses” has the meaning assigned to such term in Section 2.4.

“Extraordinary Expenses” has the meaning set forth in Section 4.8(b).

“FinCEN” means the U.S. Department of the Treasury Financial Crimes Enforcement Network.

“Fiscal Year” has the meaning set forth in Article IX hereof.

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“Indemnified Persons” has the meaning assigned to such term in Section 2.4.

“Index” means the CME CF Bitcoin Reference Rate – New York Variant or such other index as is identified in the Memorandum.

“Internal Revenue Service” or “IRS” means the U.S. Internal Revenue Service or any successor thereto.

“IR Assets” has the meaning assigned thereto in Section 3.2(d).

“Liquidating Trustee” has the meaning assigned thereto in Section 12.2.

“Management Fee” means a fee that accrues daily at an annual rate of 0.49% of the NAV of the Trust and is payable to the Sponsor by the Trust monthly in arrears in U.S. dollars.

“Marketing Agent” means Foreside Fund Services, LLC, a registered broker-dealer and FINRA member firm.

“Memorandum” means (i) the Confidential Private Placement Memorandum, as the same may at any time and from time to time be amended or supplemented; or (ii) if the Shares are registered under the Exchange Act, the most recent of (x) any prospectus of the Trust that has been filed with the SEC as a part of a registration statement and (y) any report filed by the Trust with the SEC under the Exchange Act that states that it is to be treated as the Memorandum for general purposes or any specific purpose.

“NAV” means the aggregate value, expressed in USD, of the Trust’s assets, less its liabilities (which include estimated accrued but unpaid fees and expenses). The Sponsor or its delegate shall calculate and publish the Trust’s NAV each Business Day as of 4:00 p.m., Eastern time, or as soon thereafter as practicable.

“NAV Per Share” means the Net Asset Value divided by the number of Shares outstanding on the date of calculation.

“OTCQX” means the OTCQX tier of the OTC Markets Group Inc.

“Percentage Interest” shall be a fraction, the numerator of which is the number of any Shareholder’s Shares and the denominator of which is the total number of Shares of the Trust outstanding as of the date of determination.

“Person” means any natural person, partnership, limited liability company, statutory trust, corporation, association, or other legal entity.

“Prior Trust Agreement” means the Second Amended and Restated Trust Agreement, dated as of November 1, 2020, by an among the Sponsor, the Trustee and the Shareholders, as amended on April 15, 2022 and further amended on January 18, 2024 by the Sponsor and the Trustee.

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“Public Access Law” has the meaning assigned thereto in Section 13.12(b).

“Purchase Order” has the meaning assigned thereto in Section 3.3(a).

“Purchase Order Date” has the meaning assigned thereto in Section 3.3(a).

“Quarterly Report” means the Trust’s most recent quarterly report that is prepared (i) pursuant to the standards of any Secondary Market on which the Shares are quoted or traded; or (ii) if the Shares are then registered under the Exchange Act, the Trust’s most recent quarterly report on Form 10-Q prepared and filed in accordance with the rules and regulations of the SEC.

“Redemption Order” has the meaning assigned thereto in Section 6.1(a)(i).

“Redemption Order Date” has the meaning assigned thereto in Section 6.1(a)(i).

“Secondary Market” means any marketplace or other alternative trading system as determined by the Sponsor, on which Shares may then be listed, quoted or traded, including without limitation OTCQX or a national securities exchange.

“Shares” means the common units of fractional undivided beneficial interest in the profits, losses, distributions, capital and assets of, and ownership of, the Trust.

“Sponsor” means Osprey Funds, LLC, or any substitute therefor as provided herein, or any successor thereto by merger or operation of law.

“Transfer Agent” means U.S. Bancorp Fund Services or any other Person from time to time engaged to provide such services or related services to the Trust pursuant to authority delegated by the Sponsor.

“Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“Trust” means Osprey Bitcoin Trust, a Delaware statutory trust formed pursuant to the Certificate of Trust, the business and affairs of which are governed by this Trust Agreement.

“Trust Agreement” means this Third Amended Declaration of Trust and Trust Agreement, as it may at any time or from time-to-time be amended.

“Trustee” means CSC Delaware Trust Company, its successors and assigns, or any substitute therefor as provided herein, acting not in its individual capacity but solely as trustee of the Trust.

“Trust Property” means the all the Bitcoin on deposit in the Trust’s accounts, and all proceeds from the sale of Bitcoin while such proceeds are held on deposit in the Trust’s accounts, as well as any rights of the Trust pursuant to any other agreements to which the Trust is a party. For the avoidance of doubt, any Incidental Rights or IR Assets into which the Trust comes into possession shall not be considered Trust Property, but rather shall promptly be distributed to Shareholders or abandoned by the Trust at the discretion of the Sponsor.

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“Trust Storage Account” means a wallet used for storage of the Trust’s Bitcoin where they are readily accessible and available to pay Redemption Shares and Trust expenses.

“Shareholder” means any person or entity who is or becomes an owner of Shares of the Trust.

SECTION 1.2 Name. The name of the Trust is “Osprey Bitcoin Trust” in which name the Sponsor shall cause the Trust to carry out its purposes as set forth in Section 1.5, make and execute contracts and other instruments in the name and on behalf of the Trust and sue and be sued in the name and on behalf of the Trust.

SECTION 1.3 Delaware Trustee; Offices.

(a) The sole Trustee of the Trust is CSC Delaware Trust Company, which is located at the Corporate Trust Office or at such other address in the State of Delaware as the Trustee may designate in writing to the Shareholders. The Trustee shall receive service of process on the Trust in the State of Delaware at the foregoing address. In the event Delaware Trust Company resigns or is removed as the Trustee, the Trustee of the Trust in the State of Delaware shall be the successor Trustee, subject to Section 2.1.

(b) The principal office of the Trust, and such additional offices as the Sponsor may establish, shall be located at such place or places inside or outside the State of Delaware as the Sponsor may designate from time to time in writing to the Trustee and the Shareholders. Initially, the principal office of the Trust shall be at c/o Osprey Funds, LLC, 777 Brickell Avenue, Suite 500, Miami, FL 33131.

SECTION 1.4 Declaration of Trust. The Trust Property shall be held in trust for the Shareholders. It is the intention of the parties hereto that the Trust shall be a statutory trust, under the Delaware Trust Statute and that this Trust Agreement shall constitute the governing instrument of the Trust. It is not the intention of the parties hereto to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust that is treated as a grantor trust for U.S. federal income tax purposes and for purposes of applicable state and local tax laws. Nothing in this Trust Agreement shall be construed to make the Shareholders partners or members of a joint Shares stock association. Effective as of the date hereof, the Trustee and the Sponsor shall have all of the rights, powers and duties set forth herein and in the Delaware Trust Statute with respect to accomplishing the purposes of the Trust. The Trustee has filed the certificate of trust required by Section 3810 of the Delaware Trust Statute in connection with the formation of the Trust under the Delaware Trust Statute.

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SECTION 1.5 Purposes and Powers. The purposes of the Trust shall be to accept subscriptions for Shares in Bitcoin in accordance with Article III hereof, to distribute Bitcoin upon redemptions of in accordance with Article VI hereof, and to enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to the foregoing. The Trust shall not engage in any business activity and shall not acquire or own any assets other than Bitcoin, forked or airdropped cryptocurrency coins from the Bitcoin Network or cash from the sale of Bitcoin, as provided in this Trust Agreement, or take any of the actions set forth in Section 4.4. The Trust shall have all of the powers specified in Section 3.1 hereof as powers which may be exercised by a Sponsor on behalf of the Trust under this Trust Agreement. The Trust shall not take any action that could cause Trust to be treated other than as a grantor trust for U.S. federal income tax purposes. Without limiting the generality of the foregoing, nothing in this Trust Agreement shall be construed to give the Trustee or the Sponsor the power to vary the investment of the Shareholders within the meaning of Section 301.7701-4(c) or similar provisions of the Treasury Regulations, nor shall the Trustee or the Sponsor take any action that would vary the investment of the Shareholders.

SECTION 1.6 Tax Treatment. Each of the parties hereto, by entering into this Trust Agreement, (i) expresses its intention that, this Trust shall be treated as a grantor trust for U.S. federal income tax purposes, (ii) the Shares will qualify under applicable tax law as interests in a grantor trust which holds the Trust Property, (iii) agrees that it will file its own U.S. federal, state and local income, franchise and other tax returns in a manner that is consistent with clause (i) of this Section 1.6 and with the classification of the Trust as a grantor trust, and (iv) agrees to use reasonable efforts to notify the Sponsor promptly upon a receipt of any notice from any taxing authority having jurisdiction over such holders of Shares with respect to the treatment of the Shares as anything other than interests in a grantor trust.

SECTION 1.7 Legal Title. Legal title to all of the Trust Property shall be vested in the Trust as a separate legal entity; provided, however, that where applicable law in any jurisdiction requires any part of the Trust Property to be vested otherwise, the Sponsor may cause legal title to the Trust Property or any portion thereof to be held by or in the name of the Sponsor or any other Person (other than a Shareholder) as nominee.

ARTICLE II

THE TRUSTEE

SECTION 2.1 Term; Resignation.

(a) CSC Delaware Trust Company has been appointed and hereby agrees to serve as the Trustee of the Trust. The Trust shall have only one Trustee unless otherwise determined by the Sponsor. The Trustee shall serve until such time as the Trust is terminated or if the Sponsor removes the Trustee or the Trustee resigns. The Trustee may have normal banking and trust relationships with the Sponsor and their respective Affiliates; provided, that, none of (a) the Sponsor, (b) any Person involved in the organization or operation of the Sponsor or the Trust or (c) any Affiliate of any of them may be the Trustee hereunder. The Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the purpose of satisfying the requirement of Section 3807(a) of the Delaware Trust Statute that the Trust have at least one trustee with a principal place of business in Delaware. It is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Sponsor and shall have no obligation to supervise or monitor the Sponsor or otherwise manage the Trust.

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(b) The Trustee is permitted to resign upon at least sixty (60) days’ notice to the Sponsor; provided, however, that such resignation shall not be effective until such time as a successor Trustee has accepted such appointment.

(c) If at any time the Trustee shall cease to be eligible to serve as Trustee of the Trust in accordance with the provisions of this Trust Agreement, or if at any time the Trustee shall become incapable of acting or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge of control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Sponsor may remove the Trustee and appoint a successor Trustee by a written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and appoint a successor trustee. The Sponsor may at any time upon sixty (60) days’ prior notice to the Trustee, remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by the Sponsor or its attorney-in-fact duly authorized, one complete set of which instruments shall be delivered to the Trustee so removed and one to the successor so appointed, provided, however, that such removal shall not be effective until such time as a successor Trustee has accepted such appointment.

SECTION 2.2 Powers. Except to the extent expressly set forth in Section 1.3 and this Article, the duty and authority to manage the affairs of the Trust is vested in the Sponsor, which duty and authority the Sponsor may further delegate as provided herein, all pursuant to Section 3806(b)(7) of the Delaware Trust Statute. The duties of the Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware, (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Trustee is required to execute under Section 3811 of the Delaware Trust Statute, and (iii) any other duties specifically allocated to the Trustee in this Trust Agreement. The Trustee shall provide prompt notice to the Sponsor of its performance of any of the foregoing. The Sponsor shall reasonably keep the Trustee informed of any actions taken by the Sponsor with respect to the Trust that would reasonably be expected to affect the rights, obligations or liabilities of the Trustee hereunder or under the Delaware Trust Statute.

SECTION 2.3 Compensation and Expenses of the Trustee. The Trustee shall be entitled to receive from the Trust or the Sponsor, as applicable, reasonable compensation for its services hereunder as set forth in a separate fee agreement and shall be entitled to be reimbursed by the Trust or the Sponsor, as applicable, for reasonable out-of-pocket expenses incurred by it in the performance of its duties hereunder, including without limitation, the reasonable compensation, out-of-pocket expenses and disbursements of counsel and such other agents as the Trustee may employ in connection with the exercise and performance of its rights and duties hereunder.

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SECTION 2.4 Indemnification.

(a) The Trust hereby agrees to be primary obligor and shall (i) compensate (to the extent not paid by the Sponsor on the Trust’s behalf) the Trustee in accordance with a separate fee agreement with the Trustee, (ii) reimburse the Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (iii) indemnify, defend and hold harmless the Trustee and any of the officers, directors, employees and agents of the Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel including legal fees and expenses in connection with the enforcement of its indemnification rights hereunder), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Trust shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of, an Indemnified Person. To the fullest extent permitted by law and by the requirement for treatment of the Trust as a grantor trust for tax purposes, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, the Sponsor prior to the final disposition of any matter upon receipt by the Sponsor of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Trust Agreement.

(b) As security for any amounts owing to the Trustee hereunder, the Trustee shall have a lien against the Trust property, which lien shall be prior to the rights of the Sponsor, or any other beneficial owner of the Trust. The obligations of the Trust and the Sponsor to indemnify the Indemnified Persons under this Section 2.4 shall survive the termination of this Trust Agreement and the resignation or removal of the Trustee.

SECTION 2.5 Successor Trustee. Upon the resignation or removal of the Trustee, the Sponsor shall appoint a successor Trustee by delivering a written instrument to the outgoing Trustee. Any successor Trustee must satisfy the requirements of Section 3807 of the Delaware Trust Statute. The successor Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Trustee under this Trust Agreement, with like effect as if originally named as Trustee, and the outgoing Trustee shall be discharged of its duties and obligations under this Trust Agreement. Any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, to the fullest extent permitted by law without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 2.6 Liability of Trustee. Except as otherwise provided in this Article, in accepting the trust created hereby, CSC Delaware Trust Company acts solely as Trustee hereunder and not in its individual capacity, and all Persons having any claim against CSC Delaware Trust Company by reason of the transactions contemplated by this Trust Agreement and any other agreement to which the Trust is a party shall look only to the Trust Property for payment or satisfaction thereof. The Trustee shall not be liable or accountable hereunder to the Trust or to any other Person or under any other agreement to which the Trust is a party, except for the Trustee’s own fraud, gross negligence, bad faith or willful misconduct. In particular, but not by way of limitation:

(a) The Trustee shall not be personally liable for any error of judgment made in good faith by the Trustee;

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(b) The Trustee shall have no liability or responsibility for the validity or sufficiency of this Trust Agreement or for the form, character, genuineness, sufficiency, value or validity of the Trust Property;

(c) The Trustee has not prepared or verified, and shall not be responsible or liable for, any information, disclosure or other statement in the Memorandum or in any other document issued or delivered in connection with the sale or transfer of the Shares;

(d) The Trustee shall not be responsible or liable for the genuineness, enforceability, collectability, value, sufficiency, location or existence of any of the Bitcoin or other assets of the Trust;

(e) The Trustee shall have no duty to, make any investigation as to the accuracy and completeness of any representation or warranty made by the Trust in any agreement entered into by the Trust;

(f) The Trustee shall not be liable for any actions taken or omitted to be taken by it in accordance with the instructions of the Sponsor or the Liquidating Trustee;

(g) The Trustee shall not have any liability for the acts or omissions of the Sponsor, the Bitcoin Custodian, the Cash Custodian, the Marketing Agent, the Transfer Agent, the Administrator or their respective delegates, an Authorized Participant or any other Person;

(h) The Trustee shall have no duty or obligation to supervise the performance of any obligations of the Sponsor, the Bitcoin Custodian, the Cash Custodian, the Marketing Agent, the Transfer Agent, the Administrator or their respective delegates, an Authorized Participant or any other Person;

(i) No provision of this Trust Agreement shall require the Trustee to act or expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder;

(j) Under no circumstances shall the Trustee be liable for indebtedness evidenced by or other obligations of the Trust arising under this Trust Agreement or any other agreements to which the Trust is a party;

(k) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Trust Agreement, or to institute, conduct or defend any litigation under this Trust Agreement or any other agreements to which the Trust is a party, at the request, order or direction of the Sponsor unless the Sponsor has offered to CSC Delaware Trust Company (in its capacity as Trustee and individually) security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred by CSC Delaware Trust Company (including, without limitation, the reasonable fees and expenses of its counsel) therein or thereby;

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(l) Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (a) require the consent or approval or authorization or order of or the giving of notice to, or the registration with or taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (b) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivision thereof in existence as of the date hereof other than the State of Delaware becoming payable by the Trustee or (c) subject the Trustee to personal jurisdiction, other than in the State of Delaware, for causes of action arising from personal acts unrelated to the consummation of the transactions by the Trustee, as the case may be, contemplated hereby;

(m) To the extent that, at law or in equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Shareholders or to any other Person, the Trustee acting under this Trust Agreement shall not be liable to the Trust, the Shareholders or to any other Person for its good faith reliance on the provisions of this Trust Agreement. The provisions of this Trust Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Trustee otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Trustee; and

(n) The Trustee shall not be liable for punitive, exemplary, consequential, special or similar damages however styled, including without limitation, lost profits, or for any losses due to forces beyond the control of the Trustee, including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services provided to the Trustee by third parties.

SECTION 2.7 Reliance; Advice of Counsel.

(a) In the absence of bad faith, the Trustee may conclusively rely upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Trust Agreement in determining the truth of the statements and the correctness of the opinions contained therein, and shall incur no liability to anyone in acting or not acting on any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties and need not investigate any fact or matter pertaining to or in any such document; provided, however, that the Trustee shall have examined any certificates or opinions so as to reasonably determine compliance of the same with the requirements of this Trust Agreement. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the method of the determination of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or other authorized officers of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

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(b) In the exercise or administration of the Trust hereunder and in the performance of its duties and obligations under this Trust Agreement, the Trustee, at the expense of the Trust (i) may act directly or through its agents, attorneys, custodians or nominees pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the conduct or misconduct of such agents, attorneys, custodians or nominees if such agents, attorneys, custodians or nominees shall have been selected by the Trustee with reasonable care and (ii) may consult with counsel, accountants and other skilled professionals to be selected with reasonable care by it. The Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the opinion or advice of any such counsel, accountant or other such Persons.

SECTION 2.8 Payments to the Trustee. Any amounts paid to the Trustee pursuant to this Article II shall be deemed not to be a part of the Trust Property immediately after such payment. Any amounts owing to the Trustee under this Trust Agreement shall constitute a claim against the Trust Property. Notwithstanding any other provision of this Trust Agreement, all payments to the Trustee, including fees, expenses and any amounts paid in connection with indemnification of the Trustee in accordance with the terms of this Trust Agreement will be payable only in U.S. Dollars.

ARTICLE III

SHARES; CAPITAL CONTRIBUTIONS; CREATIONS AND ISSUANCE OF SHARES

SECTION 3.1 General. The Sponsor shall have the power and authority, without Shareholder approval, to issue Shares from time to time as it deems necessary or desirable. The number of Shares authorized shall be unlimited, and the Shares so authorized may be represented in part by fractional Shares, calculated to one one-hundred-millionth of one Bitcoin. From time to time, the Sponsor may divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interests. The Sponsor may issue Shares in exchange for contributions of Bitcoin or cash (or for no consideration if pursuant to a Share distribution or split-up), all without action or approval of the Shareholders. All Shares when so issued on the terms determined by the Sponsor shall be fully paid and non-assessable. Every Shareholder, by virtue of having purchased or otherwise acquired a Share, shall be deemed to have expressly consented and agreed to be bound by the terms of this Trust Agreement.

SECTION 3.2 Offer of Shares; Procedures for Creation.

(a) Creation of Shares. The Trust will create Shares from time to time, but only in one or more Baskets. The creation of Baskets are only made in exchange for delivery to the Trust or the distribution by the Trust of the amount of Bitcoin or cash represented by the Baskets being created, the amount of which is equal to the combined NAV of the number of Shares included in the Baskets being created determined in accordance with the then current Prospectus and Authorized Participant Agreement.

Authorized Participants are the only persons that may place orders to create Baskets. To become an Authorized Participant, a person must enter into an Authorized Participant Agreement with the Sponsor. The Authorized Participant Agreement shall provide, consistent with the creation procedures set forth below, procedures for the creation of Baskets and for the delivery of the Bitcoin required for such creation. The Authorized Participant Agreement and the related procedures attached thereto may be amended by the Trust or the Sponsor (as the case may be), without the consent of any Shareholder or Authorized Participant. To the extent that the procedures for the creation of Baskets in an Authorized Participant Agreement or Memorandum conflict with the creation procedures set forth below, the terms set forth in the Authorized Participant Agreement or Memorandum shall govern. The Sponsor may require the Authorized Participants to pay the Trust a fee for each order they place to create one or more Baskets. The transaction fee may be reduced, increased or otherwise changed by the Sponsor in its sole discretion.

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(b) Each Authorized Participant shall have its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

(c) Sections 3.3 and 6.1 below specify the procedures that shall be used for the creation and issuance and the redemption of Baskets.

SECTION 3.3 Creation and Issuance of Baskets. The following procedures, except to the extent otherwise provided in the Authorized Participant Agreement for each Authorized Participant, which may be amended from time to time in accordance with the provisions of such Authorized Participant Agreement (and any such amendment shall not constitute an amendment of this Trust Agreement), shall apply to the creation and issuance of Baskets. Subject to the limitations upon and requirements for issuance of Baskets stated herein and, in such procedures, the number of creation Baskets that may be issued by the Trust shall be unlimited.

(a) Creation and Issuance of Baskets. On any Business Day, an Authorized Participant may place an order to create one or more Baskets in the manner provided in the Authorized Participant Agreement (such request by an Authorized Participant, a “Purchase Order”). The day on which the valid Purchase Order is received in the manner provided in the Authorized Participant Agreement and Memorandum is referred to as the Purchase Order date (the “Purchase Order Date”). For purposes of processing Purchase and Redemption Orders (and otherwise under this Trust Agreement), Purchase Orders must be placed by 3:59 p.m., Eastern Time for in-kind orders on the Purchase Order Date, or 6:00 p.m., Eastern Time on the Business Day prior to the Purchase Order Date for cash orders. These order placement times are subject to change in the sole discretion of the Sponsor at any time and such changes need not be evidenced by an amendment to this Trust Agreement. Authorized Participants may not withdraw a creation request. As consideration for each Basket to be acquired pursuant to a Purchase Order, the Authorized Participant must deliver the Basket Amount announced by the Trust on the corresponding Purchase Order Date.

(b) Prior to the delivery of Baskets for a Purchase Order, the Authorized Participant must have wired to the Bitcoin Custodian or the Cash Custodian (as the case may be) the Basket Amount and the nonrefundable transaction fee, if applicable, due for the Purchase Order. An Authorized Participant shall also be responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or other governmental charge applicable to the transfer of Bitcoin and the issuance and delivery of Shares pursuant to its Purchase Order, regardless of whether such tax or charge is imposed directly on the Authorized Participant; and by placing a Purchase Order an Authorized Participant agrees to indemnify the Sponsor, the Trustee and the Trust if any of them is required by law to pay any such tax or charge, together with any applicable penalties, additions to tax and interest thereon.

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(c) The manner by which creations are made is dictated by the terms of the Authorized Participant Agreement. By placing a Purchase Order, an Authorized Participant agrees to deposit Bitcoin with the Bitcoin Custodian or an equivalent amount of cash with the Cash Custodian. If an Authorized Participant fails to consummate the foregoing, the order will be cancelled.

(d) Determination of Basket Amount. The Administrator shall determine the Basket Amount for each day that the Exchange is open for regular trading. The Administrator will determine the amount of Bitcoin necessary for the creation of a Basket for a given day by multiplying the NAV per Share by the number of Shares in each Basket (10,000) and dividing the resulting product by that day’s Index. The Administrator will then determine the amount of U.S. dollars equal to the required amount of Bitcoin as described above. The Basket Amount so determined will be made available to all Authorized Participants and will be made available on the Sponsor’s website for the Shares.

(e) Delivery of Required Deposits. An Authorized Participant who places a Purchase Order is responsible for transferring to the Trust’s account with the Bitcoin Custodian the required amount of Bitcoin, or the equivalent cash amount with the Cash Custodian, by no later than 3:00 pm Eastern Time on the Business Day following the Purchase Order Date, or at such later time as may be agreed upon by the Sponsor and the Authorized Participant. Upon receipt of the deposit amount or cash equivalent amount, the Administrator will direct DTC to credit the number of Baskets ordered to the Authorized Participant’s DTC account. The expense and risk of delivery and ownership of Bitcoin until such Bitcoin has been received by the Bitcoin Custodian on behalf of the Trust shall be borne solely by the Authorized Participant unless otherwise described in the Authorized Participant Agreement.

(f) Rejection of Purchase Orders. Any Purchase Order shall be subject to rejection by the Sponsor at its sole discretion as set forth in the Authorized Participant Agreement. None of the Sponsor, the Person authorized to take Purchase Orders in the manner provided in the Authorized Participant Agreement, or the Bitcoin Custodian shall be liable for the rejection of any Purchase Order or creation Basket.

(g) Changes in Creation Procedures. The procedures set forth in this Section 3.3 may be changed from time-to-time at the sole discretion of the Sponsor and need not be evidenced by an amendment to this Trust Agreement.

(h) Creation and Transaction Fee. To compensate the Trust for its expenses in connection with the creation of Baskets, an Authorized Participant shall be required to pay a transaction fee to the Trust to create or redeem Baskets, regardless of the number of Baskets in such order. The transaction fee may be reduced, increased or otherwise changed by the Sponsor.

(i) Liability of Authorized Participants for Taxes and Other Governmental Charges. An Authorized Participant is responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or other governmental charge that may be imposed on the Trust or the Bitcoin Custodian in connection with any delivery of Bitcoin by or on behalf of the Authorized Participant to the Bitcoin Custodian.

(j) The Authorized Participant. The applicable Authorized Participant agrees to indemnify the Sponsor, the Trustee and the Trust if any of them is required by law to pay any such tax, charge or fee, together with any applicable penalties, additions to tax and interest thereon.

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SECTION 3.4 Book-Entry-Only System.

(a) Shares shall be held in book-entry form by the Transfer Agent. The Sponsor or its delegate shall direct the Transfer Agent (which may be the Sponsor or an Affiliate) to credit or debit the number of Shares to the applicable Shareholder. The Transfer Agent shall issue or cancel each Shareholder’s Shares, as applicable.

(b) Secondary or Successor Custodian. If a successor to the Custodian shall be employed, the Trust and the Sponsor shall establish procedures acceptable to such successor with respect to the matters addressed in this Section.

SECTION 3.5 Assets of the Trust. The Trust Property shall irrevocably belong to the Trust for all purposes, subject only to the rights of creditors of the Trust and except as may otherwise be required by applicable tax laws, and shall be so recorded upon the books of account of the Trust.

SECTION 3.6 Liabilities of the Trust. The Trust Property shall be charged with the liabilities of the Trust and all expenses, costs, charges and reserves attributable to the Trust. The Sponsor shall have full discretion, to the extent not inconsistent with applicable law, to determine which items shall be treated as income and which items as capital, and each such determination and allocation shall be conclusive and binding upon the Shareholders.

SECTION 3.7 Distributions.

(a) Distributions on Shares, if any, may be paid with such frequency as the Sponsor may determine, which may be daily or otherwise, to the Shareholders from the Trust Property, after providing for actual and accrued liabilities. All distributions on Shares thereof shall be distributed pro rata to the Shareholders in proportion to the total outstanding Shares held by such Shareholders at the date and time of record established for the payment of such distribution. Such distributions may be made in cash or Shares as determined by the Sponsor or pursuant to any program that the Sponsor may have in effect at the time for the election by each Shareholder of the mode of the making of such distribution to that Shareholder.

(b) The Shares shall represent units of beneficial interest in the Trust Property. Each Shareholder shall be entitled to receive its pro rata share of distributions in accordance with Section 3.7(a).

(c) Cash Distributions. Whenever the Trust distributes any cash, the Trust shall distribute the amount available for the distribution to the Shareholders entitled thereto, in proportion to the number of Shares held by them respectively; provided, however, that, if the Trust is required to withhold and does withhold from such cash an amount on account of taxes, the amount distributed to the Shareholders shall be reduced accordingly. The Trust shall distribute only such amount, however, as can be distributed without attributing to any Shareholder a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent. The Trust will not accept any deposits if it holds any cash or other property besides Bitcoin.

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(d) Incidental Rights. From time to time, the Trust may come into possession of rights incident to its ownership of Bitcoin, which permit the Trust to acquire, or otherwise establish dominion and control over, other digital assets. These rights are generally expected to be “forked assets” that arise in connection with hard forks in the distributed ledger that maintains the full transaction history of the Bitcoin network, airdrops offered to holders of Bitcoin and digital assets arising from other similar events without any action of the Trust or of the Sponsor or Trustee on behalf of the Trust. These rights are referred to as incidental rights (“Incidental Rights”) and any digital assets acquired through Incidental Rights are referred to as Incidental Rights assets (“IR Assets”). The Trust expressly disclaims all ownership of such Incidental Rights and IR Assets. Such assets are not and shall never be considered Trust Property and will not be taken into account for purposes of determining the Trust’s NAV and NAV per Share. Upon receipt of an Incidental Right or IR Asset, in consultation with legal advisors and tax consultants, the Sponsor may, in its discretion, as soon as practicable, and, if possible, immediately, distribute such assets to the Shareholders or abandon such assets, at the discretion of the Sponsor based on consultation with its legal, tax and financial advisors.

(e) Other Distributions. Whenever the Trust receives any property in respect of Trust Property other than cash proceeds of a sale of Trust Property (including any claim that accrues in favor of the Trust on account of any loss of deposited Bitcoin or other Trust Property), the Sponsor shall cause the Trust to distribute such property to the Shareholders entitled thereto, in proportion to the number of Shares held by them respectively, after deduction or upon payment of the expenses of the Trust or the Sponsor (acting for the Trust), in such manner as the Sponsor may deem lawful, equitable and feasible for accomplishing such distribution; provided, however, that if in the opinion of the Sponsor such distribution cannot be made proportionately among the Shareholders entitled thereto, or if for any other reason (including any requirement that the Trust, or the Sponsor on behalf of the Trust, withhold an amount on account of taxes or other governmental charges or that securities must be registered under the Securities Act in order to be distributed to Shareholders) the Sponsor deems such distribution not to be lawful and feasible, the Trust shall adopt such method as the Sponsor deems lawful, equitable and feasible for the purpose of effecting such distribution, after deduction or upon payment of the expenses of the Trust or the Sponsor (acting for the Trust), including the public or private sale of property thus received, or any part thereof, and the net proceeds of any such sale shall be distributed by the Trust to the Shareholders entitled thereto as in the case of a distribution.

SECTION 3.8 Voting Rights. Notwithstanding any other provision hereof, on each matter submitted to a vote of the Shareholders, each Shareholder shall be entitled to a single vote for each Share held by such Person, or a proportionate fraction thereof if such Share is fractional, with the number of Shares held by such Person determined by the number of Shares in its name on the books of the Trust in accordance with Section 3.4.

SECTION 3.9 Equality. All Shares shall represent an equal proportionate beneficial interest in the assets of the Trust subject to the liabilities of the Trust, and each Share shall be equal to each other Share. The Sponsor may from time to time divide or combine the Shares into a greater or lesser number of Shares without thereby changing the proportionate beneficial interest in the assets of the Trust or in any way affecting the rights of Shareholders.

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ARTICLE IV

THE SPONSOR

SECTION 4.1 Management of the Trust. Pursuant to Section 3806(b)(7) of the Delaware Trust Statute, the Trust shall be managed by the Sponsor in accordance with this Trust Agreement. The Sponsor may delegate as provided herein, the duty and authority to manage the affairs of the Trust. Any determination as to what is in the interests of the Trust made by the Sponsor in good faith shall be conclusive. In construing the provisions of this Trust Agreement, the presumption shall be in favor of a grant of power to the Sponsor, but subject, for the avoidance of doubt, to the restrictions, prohibitions and limitations expressly set forth in Section 1.5, Section 4.4(l) and otherwise in this Trust Agreement. The enumeration of any specific power in this Trust Agreement shall not be construed as limiting the aforesaid power.

SECTION 4.2 Authority of Sponsor. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Trust Agreement, and except as limited, restricted or prohibited by the express provisions of this Trust Agreement or the Delaware Trust Statute, the Sponsor shall have and may exercise on behalf of the Trust, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes and objectives of the Trust, which shall include, without limitation, the following:

(a) To enter into, execute, deliver and maintain, and to cause the Trust to perform its obligations under, contracts, agreements (including but not limited to Authorized Participant Agreements substantially in the form of Exhibit B hereto) and any or all other documents and instruments, and to do and perform all such things as may be in furtherance of Trust purposes or necessary or appropriate for the offer and sale of the Shares, including, but not limited to, contracts with third parties for various services (provided that any such contract or agreement does not conflict with the provisions of Section 1.5 of this Trust Agreement and Section 4.4 of this Trust Agreement), provided, however, that such services may be performed by an Affiliate or Affiliates of the Sponsor so long as the Sponsor has made a good faith determination that: (A) the Affiliate which it proposes to engage to perform such services is qualified to do so (considering the prior experience of the Affiliate or the individuals employed thereby); (B) the terms and conditions of the agreement pursuant to which such Affiliate is to perform services for the Trust are no less favorable to the Trust than could be obtained from equally-qualified unaffiliated third parties; and (C) the maximum period covered by the agreement pursuant to which such Affiliate is to perform services for the Trust shall not exceed one year, and such agreement shall be terminable without penalty upon one hundred twenty (120) days’ prior written notice by the Trust;

(b) To establish, maintain, deposit into, sign checks and/or otherwise draw upon accounts on behalf of the Trust with appropriate banking and savings institutions, and execute and/or accept any instrument or agreement incidental to the Trust’s purposes, any such instrument or agreement so executed or accepted by the Sponsor in the Sponsor’s name shall be deemed executed and accepted on behalf of the Trust by the Sponsor;

(c) To deposit, withdraw, pay, retain and distribute the Trust Property or any portion thereof in any manner consistent with the provisions of this Trust Agreement;

(d) To supervise the preparation of the Memorandum and supplements and amendments thereto;

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(e) To pay or authorize the payment of distributions to the Shareholders and expenses of the Trust;

(f) To act as Transfer Agent and perform functions customarily preferred by a transfer agent;

(g) To prepare, or cause to be prepared, and file, or cause to be filed, an application to enable the Shares to be traded on any Secondary Market deemed by the Sponsor to be in the interest of Shareholders and to take any other action and execute and deliver any certificate or documents that may be necessary to effectuate such trading; and

(h) In the sole and absolute discretion of the Sponsor, to admit an additional Sponsor. Notwithstanding the foregoing, the Sponsor may not admit Affiliate(s) of the Sponsor as an additional Sponsor if it has received notice of its removal as a Sponsor, pursuant to Section 7.2(d).

SECTION 4.3 Obligations of the Sponsor. In addition to the obligations expressly provided by the Delaware Trust Statute or this Trust Agreement, the Sponsor shall:

(a) Devote such of its time to the affairs of the Trust as it shall, in its discretion exercised in good faith, determine to be necessary to carry out the purposes of the Trust for the benefit of the Trust and the Shareholders;

(b) Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its affairs in all appropriate jurisdictions;

(c) Retain independent public accountants to audit the accounts of the Trust;

(d) Employ attorneys to represent the Sponsor and as necessary, the Trust;

(e) Select and enter into agreements with the Trust’s Trustee and any other service provider;

(f) Use its best efforts to maintain the status of the Trust as a grantor trust for U.S. federal income tax purposes under Subpart E, Part I of Subchapter J of the Code;

(g) Monitor all fees charged to the Trust, and the services rendered by the service providers to the Trust, to determine whether the fees paid by, and the services rendered to, the Trust are at competitive rates and are the best price and services available under the circumstances, and if necessary, renegotiate the fee structure to obtain such rates and services for the Trust;

(h) Have fiduciary responsibility for the safekeeping and use of the Trust Property, whether or not in the Sponsor’s immediate possession or control, and the Sponsor will not employ or permit others to employ the Trust Property in any manner except for the benefit of the Trust, including, among other things, the utilization of any portion of the Trust Property as compensating balances for the exclusive benefit of the Sponsor. The Sponsor shall at all times act with integrity and good faith and exercise due diligence in all activities relating to the Trust and in resolving conflicts of interest;

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(i) Receive directly or through its delegates from Shareholder and process properly submitted Purchase Orders, as described in Section 3.3 and Redemption Orders, as described in Section 6.1;

(j) In connection with Purchase Orders, receive directly or through its delegates the number of Bitcoin in an amount equal to the Basket Amount from Authorized Participants;

(k) In connection with Purchase Orders, after receiving the Basket Amount and accepting a Purchase Order, the Sponsor or its delegate will direct the Transfer Agent to credit the Shares to fill the Purchase Order within one Business Day immediately following the Purchase Order Date;

(l) Receive directly or through its delegates from Authorized Participants and process properly submitted Redemption Orders, as described in Section 6.1(a);

(m) In connection with Authorized Participant requests for redemption, as permitted by the Sponsor under this Trust Agreement, to facilitate such redemptions in accordance with procedures described in Section 6.1;

(n) Interact with the Custodians and any other party as required;

(o) The Sponsor, on behalf of the Trust, shall cause the Trust to comply with all rules, orders and regulations of any Secondary Market to which the Trust is subject and the Sponsor will take all such other actions which may reasonably be taken which are necessary for the Shares to remain quoted, listed or traded on any Secondary Market until the Trust is either terminated or if the Shares are no longer quoted, listed or traded on any Secondary Market. In addition, the Sponsor is authorized and shall take, all actions to prepare and, to the extent required by this Trust Agreement or by law, mail to Shareholders any reports, press releases or statements, financial or otherwise, that the Sponsor determines are required to be provided to Shareholders by applicable law or governmental regulation or the requirements of any Secondary Market to which the Trust is subject, as applicable;

(p) Delegate those of its duties hereunder as it shall determine from time to time to one or more Distributors, add any additional service providers, if needed and as applicable;

(q) Perform such other services as the Sponsor believes that the Trust may from time to time require; and

(r) In general, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid purposes, objects or powers.

The foregoing clauses shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Sponsor. Any action by the Sponsor hereunder shall be deemed an action on behalf of the Trust, and not an action in an individual capacity.

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SECTION 4.4 General Prohibitions. The Trust shall not, and the Sponsor shall not have the power to cause the Trust to:

(a) Receive any property other than Bitcoin or U.S. Dollars upon the issuance or sale of Shares;

(b) Hold any property other than cash, Bitcoin, and Incidental Rights or IR Assets, until such Incidental Rights or IR Assets are promptly distributed to the Shareholders or abandoned at the discretion of the Sponsor; provided, however, that such Incidental Rights and IR Assets shall not be considered Trust Property, including without limitation for purposes of calculating NAV;

(c) Hold any cash from the sale of Bitcoin, Incidental Rights or IR Assets for longer than a quarterly period prior to using such cash to pay Extraordinary Expenses, or to fund the redemption of Baskets, and distributing any remaining cash to the Shareholders;

(d) Redeem the Shares other than to fund a redemption request from an Authorized Participant, as provided herein or upon the dissolution of the Trust;

(e) Borrow money from or loan money to any Shareholder (including the Sponsor) or other Person;

(f) Open a foreign bank account;

(g) Except as expressly contemplated by this Trust Agreement, create, incur, assume or suffer to exist any lien, mortgage, pledge conditional sales or other title retention agreement, charge, security interest or encumbrance, except for liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

(h) Commingle its assets with those of any other Person, except to the extent as permitted under applicable law and the regulation;

(i) Permit rebates to be received by the Sponsor or any Affiliate of the Sponsor, or permit the Sponsor or any Affiliate of the Sponsor to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition;

(j) Enter into any contract with the Sponsor or an Affiliate of the Sponsor (except for selling agreements for the sale of Shares) which has a term of more than one year and which does not provide that it may be canceled by the Trust without penalty on one hundred twenty (120) days prior written notice or for the provision of services, except at rates and terms at least as favorable as those which may be obtained from third parties in arm’s length negotiations;

(k) Cause the Trust to elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes; or

(l) Notwithstanding any other provision of this Trust Agreement, including Section 4.4(b), take any action that could cause the Trust to be treated other than as a grantor trust for U.S. federal income tax purposes.

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SECTION 4.5 Liability of Covered Persons. A Covered Person shall have no liability to the Trust or to any Shareholder or other Covered Person for any loss suffered by the Trust which arises out of any action or inaction of such Covered Person if such Covered Person, in good faith, determined that such course of conduct was in the best interest of the Trust and such course of conduct did not constitute fraud, gross negligence, bad faith or willful misconduct of such Covered Person. Subject to the foregoing, neither the Sponsor nor any other Covered Person shall be personally liable for the return or repayment of all or any portion of the capital or profits of any Shareholder or assignee thereof, it being expressly agreed that any such return of capital or profits made pursuant to this Trust Agreement shall be made solely from the assets of the Trust without any rights of contribution from the Sponsor or any other Covered Person. A Covered Person shall not be liable for the conduct or misconduct of any delegate selected by the Sponsor with reasonable care.

SECTION 4.6 Fiduciary Duty.

(a) To the extent that, at law or in equity, the Sponsor has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Shareholders or to any other Person, the Sponsor acting under this Trust Agreement shall not be liable to the Trust, the Shareholders or to any other Person for its good faith reliance on the provisions of this Trust Agreement subject to the standard of care in Section 4.6 herein. The provisions of this Trust Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Sponsor otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of the Sponsor. To the fullest extent permitted by law, no person other than the Sponsor and the Trustee shall have any duties (including fiduciary duties) or liabilities at law or in equity to the Trust and the Shareholder or any other person.

(b) Unless otherwise expressly provided herein:

(i) whenever a conflict of interest exists or arises between the Sponsor or any of its Affiliates, on the one hand, and the Trust or any Shareholder or any other Person, on the other hand; or

(ii) whenever this Trust Agreement or any other agreement contemplated herein or therein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Shareholder or any other Person, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Trust Agreement or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

(c) The Sponsor and any Affiliate of the Sponsor may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to the Sponsor. If the Sponsor acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust, it shall have no duty to communicate or offer such opportunity to the Trust, and the Sponsor shall not be liable to the Trust or to the Shareholders for breach of any fiduciary or other duty by reason of the fact that the Sponsor pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Shareholder shall have any rights or obligations by virtue of this Trust Agreement or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the purposes of the Trust, shall not be deemed wrongful or improper. Except to the extent expressly provided herein, the Sponsor may engage or be interested in any financial or other transaction with the Trust, the Shareholders or any Affiliate of the Trust or the Shareholders.

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(d) To the fullest extent permitted by law and notwithstanding any other provision of this Trust Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Trust Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, the Shareholders or any other Person, or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard. The term “good faith” as used in this Trust Agreement shall mean subjective good faith as such term is understood and interpreted under Delaware law.

SECTION 4.7 Indemnification of the Sponsor.

(a) The Sponsor shall be indemnified by the Trust against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with its activities for the Trust; provided, that, (i) the Sponsor was acting on behalf of or performing services for the Trust and such liability or loss was not the result of fraud, gross negligence, bad faith, willful misconduct, or a material breach of this Trust Agreement on the part of the Sponsor and (ii) any such indemnification will only be recoverable from the Trust Property. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation to exist of the Sponsor, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor, or the filing of a voluntary or involuntary petition in bankruptcy under Title 11 of the Code by or against the Sponsor.

(b) Notwithstanding the provisions of Section 4.7(a) above, the Sponsor and any Person acting as broker-dealer for the Trust shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of U.S. federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs), (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification of such expenses (including, without limitation, litigation costs) or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

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(c) The Trust shall not incur the cost of that portion of any insurance which insures any party against any liability, the indemnification of which is herein prohibited.

(d) Expenses incurred in defending a threatened or pending civil, administrative or criminal action suit or proceeding against the Sponsor shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding, if (i) the legal action relates to the performance of duties or services by the Sponsor on behalf of the Trust; (ii) the legal action is initiated by a third party who is not a Shareholder or the legal action is initiated by a Shareholder and a court of competent jurisdiction specifically approves such advance; and (iii) the Sponsor undertakes to repay the advanced funds with interest to the Trust in cases in which it is not entitled to indemnification under this Section 4.7.

(e) The term “Sponsor” as used only in this Section 4.7 shall include, in addition to the Sponsor, any other Covered Person performing services on behalf of the Trust and acting within the scope of the Sponsor’s authority as set forth in this Trust Agreement.

(f) In the event the Trust is made a party to any claim, dispute, demand or litigation or otherwise incurs any loss, liability, damage, cost or expense as a result of or in connection with any Shareholder’s (or assignee’s) obligations or liabilities unrelated to Trust business, such Shareholder (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Trust for all such loss, liability, damage, cost and expense incurred, including attorneys’ and accountants’ fees.

SECTION 4.8 Expenses and Limitations Thereon.

(a) Management Fee.

(i) The Trust shall pay a Management Fee (“Management Fee”) which accrues daily at an annual rate of 0.49% of the NAV of the Trust; provided, that, for a day that is not a Business Day, the calculation shall be based on the NAV calculation for the most recent Business Day, reduced by the accrued and unpaid Management Fee and for each day after such most recent Business Day and prior to the relevant calculation date. The Management Fee shall be payable to the Sponsor in USD monthly in arrears. In order to pay the Management Fee in USD, the Sponsor may be required to convert the Management Fee, as reflected by the appropriate number of Bitcoin, into USD.

(ii) At the Sponsor’s election, the Sponsor may elect to (i) direct its delegates or the Custodian to withdraw the Bitcoin amount comprising the Management Fee, (ii) convert the Management Fee to USD and (iii) pay such dollar amount to the Sponsor, who will then pay itself as well as the relevant Assumed Expenses (as defined below). Alternatively, the Sponsor may elect to (i) direct its delegates or the Custodian to withdraw the Bitcoin amount comprising the Management Fee, (ii) convert the Management Fee to USD and (iii) pay certain Assumed Expenses from the Management Fee and the remaining amount, if any, to the Sponsor.

(iii) As consideration for receipt of the Management Fee, the Sponsor shall assume and pay all routine and ordinary administrative and operating expenses of the Trust including the fees of the Trustee, the Trust Administrator, Fund Accountant, Transfer Agent, the Custodians’ Fees, Listing Exchange fees, SEC registration fees, printing and mailing costs, tax reporting fees, audit fees, license fees and ordinary legal fees and expenses (the “Assumed Expenses”) other than Extraordinary Expenses (as defined below).

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(b) Extraordinary Expenses. In certain extraordinary circumstances, the Trust may pay expenses in addition to the Management Fee, such as, but not limited to, taxes and governmental charges, expenses and costs, expenses and indemnities related to any extraordinary services performed by the Sponsor (or any other service provider, including the Trustee) on behalf of the Trust to protect the Trust or the interests of Shareholders, and indemnification expenses (collectively, “Extraordinary Expenses”).

(c) The Sponsor, its delegates or the Bitcoin Custodian shall withdraw Bitcoin as needed from the Trust Storage Account to pay the Management Fees (as well as the Extraordinary Expenses, if any).

The Sponsor or any Affiliate of the Sponsor may only be reimbursed for the actual cost to the Sponsor or such Affiliate of any expenses which it advances on behalf of the Trust for which payment the Trust is responsible. In addition, payment to the Sponsor or such Affiliate for indirect expenses incurred in performing services for the Trust in its capacity as the Sponsor of the Trust, such as salaries and fringe benefits of officers and directors, rent or depreciation, utilities and other administrative items generally falling within the category of the Sponsor’s “overhead,” is prohibited.

SECTION 4.9 Business of Shareholders. Except as otherwise specifically provided herein, any of the Shareholders and any Shareholder, officer, director, employee or other person holding a legal or beneficial interest in an entity which is a Shareholder, may engage in or possess an interest in business ventures of every nature and description, independently or with others, and the pursuit of such ventures, even if competitive with the business of the Trust, shall not be deemed wrongful or improper.

SECTION 4.10 Voluntary Withdrawal of the Sponsor. The Sponsor may withdraw voluntarily as the Sponsor of the Trust only upon one hundred and twenty (120) days’ prior written notice to all Shareholders and the Trustee. If the withdrawing Sponsor is the last remaining Sponsor, the Shareholders holding Shares equal to at least a majority (over 50%) of the Shares may vote to elect and appoint, effect as of a date on or prior to the withdrawal, a successor Sponsor who shall carry on the affairs of the Trust. In the event of its removal or withdrawal, the Sponsor shall be entitled to a redemption of its Shares at the NAV. If the Sponsor withdraws and a successor Sponsor is named, the withdrawing Sponsor shall pay all expenses as a result of its withdrawal.

SECTION 4.11 Authorization of Memorandum. Each Shareholder (or any permitted assignee thereof) hereby agrees that the Trust, the Sponsor and the Trustee are authorized to execute, deliver and perform the agreements, acts, transactions and matters contemplated hereby or described in or contemplated by the Memorandum on behalf of the Trust without any further act, approval or vote of the Shareholders, notwithstanding any other provision of this Trust Agreement, the Delaware Trust Statute or any applicable law, rule or regulation.

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SECTION 4.12 Litigation. The Sponsor is hereby authorized to prosecute, defend, settle or compromise actions or claims at law or in equity as may be necessary or proper to enforce or protect the Trust’s interests. The Sponsor shall satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, next, out of the Trust’s assets and, thereafter, out of the assets (to the extent that it is permitted to do so under the various other provisions of this Trust Agreement) of the Sponsor.

ARTICLE V

TRANSFER OF SHARES

SECTION 5.1 General Prohibition. A Shareholder may not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or in any manner encumber any or all of his Shares or any part of his right, title and interest in the capital or profits in the Trust except as permitted in this Article V and any act in violation of this Article shall not be binding upon or recognized by the Trust (regardless of whether the Sponsor shall have knowledge thereof), unless approved in writing by the Sponsor.

SECTION 5.2 Transfer of Shares.

Except for Shares originally offered and sold in a transaction registered under the Securities Act, the Shares are ‘restricted securities’ that cannot be resold, pledged, or otherwise transferred without registration under the Securities Act and state securities laws or exemption therefrom and may not be resold, pledged or otherwise transferred without the prior written consent of the Sponsor, which it may withhold in its sole discretion for any reason or for no reason. The Sponsor may provide such written consent in any document issued or delivered in connection with the sale or transfer of Shares, including any filings with the SEC.

(a) Shares shall be transferable on the books of account for the Trust only by the Shareholder thereof or by his or her duly authorized agent upon delivery to the Sponsor or the Transfer Agent or similar agent of a duly authorized instrument of transfer, and such evidence if the genuineness of each such execution of such other matters as may be required by the Sponsor. Upon such delivery, and subject to any further requirements specified by the Sponsor, the transfer shall be recorded on the books of account for the Trust. Until a transfer is so recorded, the Shareholder of record of the Shares shall be deemed to be the Shareholder with respect to such Shares for all purposes hereunder and neither the Sponsor nor the Trust, the Transfer Agent nor any similar agent or registrar or any officer, employee or agent of the Trust shall be affected by any notice of a proposed transfer.

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ARTICLE VI

REDEMPTIONS

SECTION 6.1 Redemption of Shares.

The following procedures, except to the extent otherwise provided in the Authorized Participant Agreement for each Authorized Participant, which may be amended from time to time in accordance with the provisions of such Authorized Participant Agreement (and any such amendment shall not constitute an amendment of this Trust Agreement), apply to the redemption of Baskets.

(b) Redemption Baskets.

(i) The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets in Sections 3.2 and 3.3 above. On any Business Day, an Authorized Participant may place an order to redeem one or more Baskets (each, a “Redemption Order”). Redemption Orders must be placed by 3:59 p.m. Eastern Time for in-kind orders, or 6:00 p.m., Eastern Time on the Business Day prior to the Purchase Order Date (defined below) for cash orders. These order placement times are subject to change in the sole discretion of the Sponsor at any time and such changes need not be evidenced by an amendment to this Trust Agreement. A Redemption Order so received shall be effective on the date it is received in satisfactory form by the Person authorized to take Redemption Orders in the manner provided in the Authorized Participant Agreement (“Redemption Order Date”). The redemption procedures shall allow Authorized Participants to redeem Baskets but do not entitle an individual Shareholder to redeem any Shares in an amount less than a redemption Basket, or to redeem Baskets other than through an Authorized Participant.

(ii) By placing a Redemption Order, an Authorized Participant agrees to deliver the Shares to be redeemed through DTC’s book-entry system to the Trust not later than the Business Day following the Redemption Order Date. Prior to the delivery of the redemption distribution for a Redemption Order, the Authorized Participant must also have wired to the Sponsor’s account at the Bitcoin Custodian or the Cash Custodian (as the case may be) the non-refundable transaction fee due for the Redemption Order. As a condition precedent to the surrender of any Shares or withdrawal of any Trust Property, the Sponsor (i) may require payment from the applicable Authorized Participant of a sum sufficient to reimburse it for any tax or other governmental charges and any transfer or other fee with respect thereto (including any such tax or charge and fee with respect to any Bitcoin being withdrawn) and payment of any applicable fees as herein provided and (ii) may also require compliance with any regulations the Trust may establish consistent with the provisions of this Trust Agreement. The applicable Authorized Participant agrees to indemnify the Sponsor, the Trustee and the Trust if any of them is required by law to pay any such tax, charge or fee, together with any applicable penalties, additions to tax and interest thereon.

An Authorized Participant may not withdraw a Redemption Order.

(iii) The manner by which redemptions are made shall be dictated by the terms of the Authorized Participant Agreement. By placing a Redemption Order, an Authorized Participant agrees to deliver the Shares to be redeemed through DTC’s book-entry system to the Trust’s account through the Transfer Agent no later than the Business Day following the Redemption Order Date. In the event that on the Business Day following the Redemption Order Date, the Trust’s account at DTC shall not have been credited with the total number of Shares corresponding to the total number of redemption Baskets to be redeemed pursuant to such Redemption Order the Transfer Agent shall send to the Authorized Participant, the Sponsor and the Bitcoin Custodian via fax or electronic mail message notice of such fact and the Authorized Participant shall have two (2) Business Days following receipt of such notice to correct such failure. If such failure is not cured within such two (2) Business Day period, the Transfer Agent (in consultation with the Sponsor) will cancel such Redemption Order and will send via fax or electronic mail message notice of such cancellation to the Authorized Participant and the Bitcoin Custodian, and the Authorized Participant will be solely responsible for all costs incurred by the Trust, the Transfer Agent, the Sponsor or the Bitcoin Custodian related to the cancelled Redemption Order.

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(c) Determination of Redemption Distribution. The redemption distribution from the Trust shall consist of a transfer to the redeeming Authorized Participant of an amount of Bitcoin or an equivalent amount of cash that is determined in the same manner as the determination for a creation Basket discussed above. An estimate of the redemption distribution per Basket shall be published as of the beginning of each Business Day in the manner provided for in the Authorized Participant Agreement.

(d) Delivery of Redemption Distribution. The redemption distribution due from the Trust shall be delivered to the Authorized Participant no later than the Business Day on which the Trust’s DTC account has been credited with the Shares to be redeemed.

(e) Suspension or Rejection of Redemption Orders. The Sponsor may, in its discretion, suspend the right of purchase or redemption or may postpone the redemption settlement date, for (1) for any period during which the Exchange is closed other than customary weekend or holiday closings, or trading on the Exchange is suspended or restricted, (2) any period during which an emergency exists as a result of which the fulfillment of a purchase order or the redemption distribution is not reasonably practicable (for example, as a result of an interruption in services or availability of the Bitcoin Custodian, Cash Custodian, Administrator, or other service providers to the Trust, act of God, catastrophe, civil disturbance, government prohibition, war, terrorism, strike or other labor dispute, fire, force majeure, interruption in telecommunications, Internet services, or network provider services, unavailability of Fedwire, SWIFT or banks’ payment processes, significant technical failure, bug, error, disruption or fork of the Bitcoin network, hacking, cybersecurity breach, or power, Internet, or Bitcoin network outage, or similar event), or (3) such other period as the Sponsor determines to be necessary for the protection of the Shareholders of the Trust (for example, where acceptance of the U.S. dollars needed to create each Basket would have certain adverse tax consequences to the Trust or its Shareholders). For example, the Sponsor may determine that it is necessary to suspend redemptions to allow for the orderly liquidation of the Trust’s assets. If the Sponsor has difficulty liquidating the Trust’s positions, e.g., because of a market disruption event or an unanticipated delay in the liquidation of a position in an over-the-counter contract, it may be appropriate to suspend redemptions until such time as such circumstances are rectified. None of the Sponsor, the person authorized to take Redemption Orders in the manner provided in the Authorized Participant Agreement, the Bitcoin Custodian or the Cash Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

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Redemption Orders must be made in whole Baskets. The Sponsor acting by itself or through the Person authorized to take Redemption Orders in the manner provided in the Authorized Participant Agreement may, in its sole discretion, reject any Redemption Order (1) the Sponsor determines not to be in proper form, (2) the fulfillment of which its counsel advises may be illegal under applicable laws and regulations, or (3) if circumstances outside the control of the Sponsor, the Person authorized to take Redemption Orders in the manner provided in the Authorized Participant Agreement or the Custodian make it for all practical purposes not feasible for the Shares to be delivered under the Redemption Order. The Sponsor may also reject a redemption order if the number of Shares being redeemed would reduce the remaining outstanding Shares to 100,000 Shares or less.

(f) Creation and Redemption Transaction Fee. To compensate the Trust for its expenses in connection with the creation and redemption of Baskets, an Authorized Participant shall be required to pay a transaction fee to the Trust to create or redeem Baskets, regardless of the number of Baskets in such order. The transaction fee may be reduced, increased or otherwise changed by the Sponsor.

(g) Changes in Redemption Procedures. The procedures set forth in this Section 6.1 may be changed from time-to-time at the sole discretion of the Sponsor and need not be evidenced by an amendment to this Trust Agreement.

(h) Liability of Authorized Participants for Taxes and Other Governmental Charges. An Authorized Participant is responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or other governmental charge that may be imposed on the Trust or the Bitcoin Custodian in connection with any delivery of Bitcoin to or for the account of the Authorized Participant (in the case of a Redemption Order placed by the Authorized Participant).

(i) The Authorized Participant. The applicable Authorized Participant agrees to indemnify the Sponsor, the Trustee and the Trust if any of them is required by law to pay any such tax, charge or fee, together with any applicable penalties, additions to tax and interest thereon.

ARTICLE VII

SHAREHOLDERS

SECTION 7.1 No Management or Control; Limited Liability; Exercise of Rights through a Participant. The Shareholders shall not participate in the management or control of the Trust nor shall they enter into any transaction on behalf of the Trust or have the power to sign for or bind the Trust, said power being vested solely and exclusively in the Sponsor. Except as provided in Section 7.3 hereof, no Shareholder shall be bound by, or be personally liable for, the expenses, liabilities or obligations of the Trust in excess of his share of the Trust Property. Except as provided in Section 7.3 hereof, each Share owned by a Shareholder shall be fully paid and no assessment shall be made against any Shareholder. No salary shall be paid to any Shareholder in his capacity as a Shareholder, nor shall any Shareholder have a drawing account or earn interest on its share of the Trust Property. By the purchase and acceptance or other lawful delivery and acceptance of Shares, each owner shall be deemed to be a Shareholder and beneficiary of the Trust and vested with beneficial undivided interest in the Trust to the extent of the Shares owned beneficially by such Shareholder, subject to the terms and conditions of this Trust Agreement.

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SECTION 7.2 Rights and Duties. The Shareholders shall have the following rights, powers, privileges, duties and liabilities:

(a) The Shareholders shall have the right to obtain from the Sponsor information on all things affecting the Trust; provided, that, such is for a purpose reasonably related to the Shareholder’s interest as a beneficial owner of the Trust.

(b) The Shareholders shall receive the share of the distributions provided for in this Trust Agreement in the manner and at the times provided for in this Trust Agreement.

(c) Except for the Shareholders’ redemption rights set forth in Article VI hereof, Shareholders shall have the right to demand the redemption of their Shares only upon the dissolution and winding up of the Trust and only to the extent of funds available therefor as provided in Section 12.2. In no event shall a Shareholder be entitled to demand or receive property other than cash upon the dissolution and winding up of the Trust. No Shareholder shall have priority over any other Shareholder as to distributions. The Shareholder shall not have any right to bring an action for partition against the Trust.

(d) Shareholders holding Shares representing at least a majority (over 50%) of the Shares may vote to appoint a successor Sponsor as provided in Section 4.10 or to continue the Trust as provided in Section 12.1(a)(iv). Except as expressly set forth in this Trust Agreement, the Shareholders shall have no voting or other rights with respect to the Trust.

SECTION 7.3 Limitation of Liability.

(a) Except as provided in Section 4.7(f) hereof, and as otherwise provided under Delaware law, the Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of Delaware and no Shareholder shall be liable for claims against, or debts of the Trust in excess of his share of the Trust Property, except in the event that the liability is founded upon misstatements or omissions contained in such Shareholder’s Authorized Participant Agreement delivered in connection with his purchase of Shares. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Trust shall not make a claim against a Shareholder with respect to amounts distributed to such Shareholder or amounts received by such Shareholder upon redemption unless, under Delaware law, such Shareholder is liable to repay such amount.

(b) The Trust shall indemnify to the full extent permitted by law and the other provisions of this Trust Agreement, and to the extent of the applicable Trust Property, each Shareholder against any claims of liability asserted against such Shareholder solely because he is a beneficial owner of one or more Shares as a Shareholder.

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(c) Every written note, bond, contract, instrument, certificate or undertaking made or issued by the Sponsor shall give notice to the effect that the same was executed or made by or on behalf of the Trust and that the obligations of such instrument are not binding upon the Shareholders individually but are binding only upon the assets and property of the Trust, and no resort shall be had to the Shareholders’ personal property for satisfaction of any obligation or claim thereunder, and appropriate references may be made to this Trust Agreement and may contain any further recital which the Sponsor deems appropriate, but the omission thereof shall not operate to bind the Shareholders individually or otherwise invalidate any such note, bond, contract, instrument, certificate or undertaking. Nothing contained in this Section 7.3 shall diminish the limitation on the liability of the Trust to the extent set forth in Section 3.6 hereof.

SECTION 7.4 Derivative Actions.

In addition to any other requirements of applicable law including Section 3816 of the Delaware Trust Statute, no Shareholder shall have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Trust unless two or more Shareholders who (i) are not affiliates of one another and (ii) collectively hold at least 10% of the outstanding Shares join in the bringing or maintaining of such action, suit or other proceeding. This Section 7.4 shall not apply to any derivative claims brought under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder.

ARTICLE VIII

BOOKS OF ACCOUNT AND REPORTS

SECTION 8.1 Books of Account. Proper books of account for the Trust shall be kept and shall be audited annually by an independent certified public accounting firm selected by the Sponsor in its sole discretion, and there shall be entered therein all transactions, matters and things relating to the Trust as are required by the applicable law and regulations and as are usually entered into books of account kept by trusts. The books of account shall be kept at the principal office of the Trust and each Shareholder (or any duly constituted designee of a Shareholder) shall have, at all times during normal business hours, free access to and the right to inspect and copy the same for any purpose reasonably related to the Shareholder’s interest as a beneficial owner of the Trust. Such books of account shall be kept, and the Trust shall report its profits and losses on, the accrual method of accounting for financial accounting purposes on a Fiscal Year basis as described in Article X.

SECTION 8.2 Quarterly Updates, Annual Updates and Account Statements.

(a) If the Shares are not then listed, quoted or traded on any Secondary Market, nor registered under the Securities Act or the Exchange Act, the Sponsor shall furnish each Shareholder with an annual report of the Trust within one hundred and eighty (180) calendar days after the Trust’s fiscal year (or as soon as reasonably practicable thereafter) including but not limited to, annual financial statements (including a statement of income and statement of financial condition), prepared in accordance with GAAP and accompanied by a report of the independent registered public accounting firm that audited such statements.

(b) If the Shares are then listed, quoted or traded on a Secondary Market or registered under the Securities Act or the Exchange Act, the Sponsor shall prepare and publish the Trust’s Annual Reports and Quarterly Reports as required by the standards of the applicable rules and regulations of the SEC, as applicable, provided, however, if future SEC rules and regulations allow Sponsor to prepare and publish reports less frequently, Sponsor may in its sole judgment follow any future SEC reporting requirements.

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SECTION 8.3 Tax Information. Appropriate tax information (adequate to enable each Shareholder to complete and file its U.S. federal tax return) shall be delivered to each Shareholder as soon as practicable following the end of each Fiscal Year but generally no later than March 15. All such tax returns and information will be filed in a manner consistent with the treatment of the Trust as a grantor trust. The Trust’s taxable year shall be the calendar year. The Trust shall comply with all United States federal withholding requirements respecting distributions to, or receipts of amounts on behalf of, Shareholders that the Sponsor reasonably believes are applicable under the Code. The consent of Shareholders shall not be required for such withholding.

SECTION 8.4 Calculation of Net Asset Value. The Trust Administrator will calculate the NAV of the Trust by multiplying the number of Bitcoin held by the Trust by the Index for such day, adding any additional receivables and subtracting the accrued but unpaid expenses and liabilities of the Trust. The Trust’s NAV per Share will be calculated by dividing the Trust’s NAV by the number of Shares then outstanding. The Trust Administrator will determine the price of the Trust’s Bitcoin by reference to the Index. The methodology used to calculate the Index price to value Bitcoin in determining the NAV of the Trust may not be deemed consistent with GAAP. The Trust intends to continue to use the Bitcoin Market Price for the valuation of Bitcoin for purposes of its periodic financial statements.

SECTION 8.5 Maintenance of Records. The Sponsor shall maintain: (a) for a period of at least six Fiscal Years all books of account required by Section 8.1 hereof; a list of the names and last known address of, and number of Shares owned by, all Shareholders, a copy of the Certificate of Trust and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed; copies of the Trust’s U.S. federal, state and local income tax returns and reports, if any; and copies of any effective written Trust Agreements, Authorized Participant Agreements, including any amendments thereto, and any financial statements of the Trust. The Sponsor may keep and maintain the books and records of the Trust in paper, magnetic, electronic or other format as the Sponsor may determine in its sole discretion, provided the Sponsor uses reasonable care to prevent the loss or destruction of such records. If there is a conflict between this Section 8.5 and the rules and regulations of the SEC or any Secondary Market on which the Shares are listed with respect to the maintenance of records, the records will be maintained pursuant to the rules and regulations of the SEC.

ARTICLE IX

FISCAL YEAR

SECTION 9.1 Fiscal Year. The Fiscal Year shall begin on the 1st day of January and end on the 31st day of December of each year. The first Fiscal Year of the Trust commenced on January 3, 2019, and ended on December 31, 2019. The Fiscal Year in which the Trust shall terminate shall end on the date of such termination.

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ARTICLE X

AMENDMENT OF TRUST AGREEMENT; MEETINGS

SECTION 10.1 Amendments to the Trust Agreement.

(a) The Sponsor may, without the approval of the Shareholders, make such amendments to this Trust Agreement which (i) are necessary to add to the representations, duties or obligations of the Sponsor or surrender any right or power granted to the Sponsor herein, for the benefit of the Shareholders, (ii) are necessary to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or in the Memorandum, or to make any other provisions with respect to matters or questions arising under this Trust Agreement or the Memorandum which will not be inconsistent with the provisions of the Trust Agreement or the Memorandum, or (iii) the Sponsor deems advisable; provided, however, that no amendment shall be adopted pursuant to this clause 10.1(a) unless the adoption thereof (A) is not adverse to the interests of the Shareholders; (B) is consistent with Section 1.5 and Section 4.1 hereof; and (C) does not adversely affect the limitations on liability of the Shareholders, as described in Article VII hereof or (D) if such amendment or supplement would permit the Sponsor, the Trustee or any other Person to vary the investment of the Shareholders (within the meaning of Treasury Regulations Section 301.7701-4(c)) or does not adversely affect the status of the Trust as a grantor trust for U.S. federal income tax purposes. Amendments to this document which adversely affect (i) the rights of Shareholders, (ii) the appointment of a new Sponsor pursuant to Section 4.2(h) above, (iii) the dissolution of the Trust pursuant to Section 12.1(a) below and (iv) any material changes in the Trust’s purpose or structure shall occur only upon the written approval or affirmative vote of Shareholders holding Shares equal to at least a majority (over 50%) of the Shares.

Notwithstanding any provision to the contrary contained in Sections 10.1(a) hereof, the Sponsor may, without the approval of the Shareholders, amend the provisions of this Trust Agreement if the Trust is advised at any time by the Trust’s accountants or legal counsel that the amendments made are necessary to ensure that the Trust’s status as a grantor trust will be respected for U.S. federal income tax purposes.

(b) Upon amendment of this Trust Agreement, the Certificate of Trust shall also be amended, if required by the Delaware Trust Statute, to reflect such change. At the expense of the Sponsor, the Trustee shall execute and file any amendment to the Certificate of Trust if so directed by the Sponsor.

(c) No amendment affecting the rights or duties of the Trustee shall be binding upon or effective against the Trustee unless consented to by the Trustee in writing. No amendment shall be made to this Trust Agreement without the consent of the Trustee if the Trustee reasonably believes that such amendment adversely affects any of the rights, duties or liabilities of the Trustee. The Trustee shall be under no obligation to execute any amendment to the Trust Agreement or to any agreement to which the Trust is a party until it has received an instruction letter and certification from the Sponsor, in form and substance reasonably satisfactory to the Trustee (i) directing the Trustee to execute such amendment, (ii) representing and warranting to the Trustee that such execution is authorized and permitted by the terms of the Trust Agreement and (if applicable) such other agreement to which the Trust is a party and does not conflict with or violate any other agreement to which the Trust is a party and (iii) confirming that such execution and acts related thereto are covered by the indemnity provisions of the Trust Agreement in favor of the Trustee and do not adversely affect the Trustee. The Trustee may, but is not required to enter into any amendment that has an adverse effect on the Trustee.

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(d) To the fullest extent permitted by law, no provision of this Trust Agreement may be amended, waived or otherwise modified orally but only by a written instrument adopted in accordance with this Section.

SECTION 10.2 Meetings of the Trust. Meetings of the Shareholders may be called by the Sponsor in its sole discretion. The Sponsor shall furnish written notice to all Shareholders thereof of the meeting and the purpose of the meeting, which shall be held not less than ten (10) nor more than sixty (60) days after the mailing of such notice, at a reasonable time and place. Any notice of meeting shall be accompanied by a description of the action to be taken at the meeting. Shareholders may vote in person or by proxy at any such meeting.

SECTION 10.3 Action Without a Meeting. Any action required or permitted to be taken by Shareholders by vote may be taken without a meeting by written consent setting forth the actions so taken. Such written consents shall be treated for all purposes as votes at a meeting. If the vote or consent of any Shareholder to any action of the Trust or any Shareholder, as contemplated by this Trust Agreement, is solicited by the Sponsor, the solicitation shall be effected by notice to each Shareholder given in the manner provided in Section 13.5. The vote or consent of each Shareholder so solicited shall be deemed conclusively to have been cast or granted as requested in the notice of solicitation, whether or not the notice of solicitation is actually received by that Shareholder, unless the Shareholder expresses written objection to the vote or consent by notice given in the manner provided in Section 13.5 below and actually received by the Trust within 20 days after the notice of solicitation is affected. The Covered Persons dealing with the Trust shall be entitled to act in reliance on any vote or consent which is deemed cast or granted pursuant to this Section and shall be fully indemnified by the Trust in so doing. Any action taken or omitted in reliance on any such deemed vote or consent of one or more Shareholders shall not be void or voidable by reason of timely communication made by or on behalf of all or any of such Shareholders in any manner other than as expressly provided in Section 13.5.

ARTICLE XI

TERM

SECTION 11.1 Term. The term for which the Trust is to exist shall be perpetual, unless terminated pursuant to the provisions of Article XII hereof or as otherwise provided by law.

ARTICLE XII

TERMINATION

SECTION 12.1 Dissolution of the Trust.

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(a) Events Requiring Dissolution of the Trust. The Trust shall dissolve at any time upon the happening of any of the following events:

(i) a United States federal or state regulator requires the Trust to shut down or forces the Trust to liquidate its Bitcoin or seizes, impounds or otherwise restricts access to Trust Property;

(ii) the Trust is determined to be a “money service business” under the regulations promulgated by the U.S. Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”) under the authority of the US Bank Secrecy Act and is required to comply with certain FinCEN regulations thereunder, and the Sponsor has made the determination that dissolution of the Trust is advisable;

(iii) the Trust is required to obtain a license or make a registration under any state law regulating money transmitters, money services business, providers of prepaid or stored value or similar entities, virtual currency business, and the Sponsor has made the determination that dissolution of the Trust is advisable;

(iv) any ongoing event exists that either prevents the Trust from making or makes impractical the Trust’s reasonable efforts to make a fair determination of the Bitcoin Market Price;

(v) any ongoing event exists that either prevents the Trust from converting or makes impractical the Trust’s reasonable efforts to convert Bitcoin to USD;

(vi) the filing of a certificate of dissolution or revocation of the Sponsor’s charter (and the expiration of 90 days after the date of notice to the Sponsor of revocation without a reinstatement of its charter) or upon the withdrawal, removal, adjudication or admission of bankruptcy or insolvency of the Sponsor, or an event of withdrawal (each of the foregoing events an “Event of Withdrawal”) unless at the time there is at least one remaining;

(vii) the Bitcoin Custodian resigns or is removed without replacement; or

(b) Discretionary Dissolution of the Trust. The Sponsor may, in its sole discretion, dissolve the Trust if any of the following events occur:

(i) the SEC determines that the Trust is an investment company required to be registered under the Investment Company Act of 1940;

(ii) the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act;

(iii) the Trust becomes insolvent or bankrupt;

(iv) all of the Trust’s assets are sold;

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(v) the determination of the Sponsor that the ongoing management and operation of the Trust is imprudent or impractical and contrary to the interest of Shareholders, or that the aggregate net assets of the Trust in relation to the expenses of the Trust make it unreasonable or imprudent to continue the affairs of the Trust;

(vi) the Sponsor receives notice from the IRS or from counsel for the Trust or the Sponsor that the Trust fails to qualify for treatment, or will not be treated, as a grantor trust under the Code; and

(vii) if the Trustee notifies the Sponsor of the Trustee’s election to resign and the Sponsor does not appoint a successor trustee within 60 days, the Trust will dissolve.

(c) The death, legal disability, bankruptcy, insolvency, dissolution, or withdrawal of any Shareholder (as long as such Shareholder is not the sole Shareholder of the Trust) shall not result in the termination of the Trust, and such Shareholder, his estate, custodian or personal representative shall have no right to withdraw or value such Shareholder’s Shares. Each Shareholder (and any assignee thereof) expressly agrees that in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive the furnishing of any inventory, accounting or appraisal of Trust Property and any right to an audit or examination of the books of the Trust, except for such rights as are set forth in Article VIII hereof relating to the Books of Account and reports of the Trust.

SECTION 12.2 Distributions on Dissolution. Upon the dissolution of the Trust, the Sponsor (in such capacity, the “Liquidating Trustee”) shall take full charge of the Trust Property. The Liquidating Trustee shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the Sponsor under the terms of this Trust Agreement, subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, and provided that the Liquidating Trustee shall not have general liability for the acts, omissions, obligations and expenses of the Trust. Thereafter, in accordance with Section 3808(e) of the Delaware Trust Statute, the affairs of the Trust shall be wound up and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (a) to the expenses of liquidation and termination and to creditors, including Shareholders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Trust (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to Shareholders, and (b) to the Sponsor and each Shareholder pro rata in accordance with their respective Percentage Interests.

SECTION 12.3 Termination; Certificate of Cancellation. Following the dissolution and distribution of the assets of the Trust, the Trust shall terminate and Sponsor or Liquidating Trustee, as the case may be, shall instruct the Trustee to execute and cause such certificate of cancellation of the Certificate of Trust to be filed in accordance with the Delaware Trust Statute at the expense of the Sponsor or the Liquidating Trustee as the case may be. Notwithstanding anything to the contrary contained in this Trust Agreement, the existence of the Trust as a separate legal entity shall continue until the filing of such certificate of cancellation.

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ARTICLE XIII

MISCELLANEOUS

SECTION 13.1 Governing Law. The validity and construction of this Trust Agreement and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof; provided, however, that causes of action for violations of U.S. federal or state securities laws shall not be governed by this Section 13.1, and provided, further, that the parties hereto intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Trust Statute) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Trustee, the Sponsor, the Shareholders or this Trust Agreement any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Trust Statute) pertaining to trusts which relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (g) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or managers that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Sponsor set forth or referenced in this Trust Agreement. Section 3540 of Title 12 of the Delaware Code shall not apply to the Trust. The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, but subject to Sections 1.5 and 1.6, the Trust may exercise all powers that are ordinarily exercised by such a statutory trust under Delaware law. Subject to Sections 1.5 and 1.6, the Trust specifically reserves the right to exercise any of the powers or privileges afforded to statutory trusts and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

SECTION 13.2 Provisions In Conflict With Law or Regulations.

(a) The provisions of this Trust Agreement are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute or other applicable U.S. federal or state laws or the rules and regulations of OTCQX or any other Secondary Market on which the Shares are listed, the Conflicting Provisions shall be deemed never to have constituted a part of this Trust Agreement, even without any amendment of this Trust Agreement pursuant to this Trust Agreement; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Trust Agreement or render invalid or improper any action taken or omitted prior to such determination. No Sponsor or Trustee shall be liable for making or failing to make such a determination.

(b) If any provision of this Trust Agreement shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Trust Agreement in any jurisdiction.

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SECTION 13.3 Merger and Consolidation. The Sponsor may cause (i) the Trust to be merged into or consolidated with, converted to or to sell all or substantially all of its assets to, another trust or entity; (ii) the Shares of the Trust to be converted into beneficial interests in another statutory trust (or series thereof); or (iii) the Shares of the Trust to be exchanged for units in another trust or company under or pursuant to any U.S. state or federal statute to the extent permitted by law. For the avoidance of doubt, subject to the provisions of Section 1.5, the Sponsor, with written notice to the Shareholders, may approve and effect any of the transactions contemplated under (i) — (iii) above without any vote or other action of the Shareholders.

SECTION 13.4 Construction. In this Trust Agreement, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Trust Agreement.

SECTION 13.5 Notices. All notices or communications under this Trust Agreement (other than notices of pledge or encumbrance of Shares, and reports and notices by the Sponsor to the Shareholders) shall be in writing and shall be effective upon personal delivery, or if sent by mail, postage prepaid, or if sent electronically, by facsimile or by overnight courier; and addressed, in each such case, to the address set forth in the books and records of the Trust or such other address as may be specified in writing, of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail, upon transmission and electronic confirmation thereof or upon deposit with a representative of an overnight courier, as the case may be. Notices of pledge or encumbrance of Shares shall be effective upon timely receipt by the Sponsor in writing.

All notices that are required to be provided to the Trustee shall be sent to:

CSC Delaware Trust Company

Attention: Corporate Trust Administration

251 Little Falls Drive

Wilmington, Delaware 19808

All notices that the Trustee is required to provide shall be sent to: if to the Trust, at:

Osprey Bitcoin Trust

c/o Osprey Funds, LLC

777 Brickell Avenue, Suite 500

Miami, FL 33131

Attention: General Counsel

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if to the Sponsor, at

Osprey Funds, LLC

777 Brickell Avenue, Suite 500

Miami, FL 33131

Attention: General Counsel

SECTION 13.6 Counterparts. This Trust Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

SECTION 13.7 Binding Nature of Trust Agreement. The terms and provisions of this Trust Agreement shall be binding upon and inure to the benefit of the heirs, custodians, executors, estates, administrators, personal representatives, successors and permitted assigns of the respective Shareholders. For purposes of determining the rights of any Shareholder or assignee hereunder, the Trust and the Sponsor may rely upon the Trust records as to who are Shareholders and permitted assignees, and all Shareholders and assignees agree that the Trust and the Sponsor, in determining such rights, shall rely on such records and that Shareholders and assignees shall be bound by such determination.

SECTION 13.8 No Legal Title to Trust Property. Subject to the provisions of Section 1.7 in the case of the Sponsor, the Shareholders shall not have legal title to any part of the Trust Property.

SECTION 13.9 Creditors. No creditors of any Shareholders shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to the Trust Property.

SECTION 13.10 Integration. This Trust Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 13.11 Goodwill; Use of Name. No value shall be placed on the name or goodwill of the Trust, which shall belong exclusively to the Sponsor.

SECTION 13.12 Confidentiality.

(a) All communications between the Sponsor or the Trustee on the one hand, and any Shareholder, on the other, shall be presumed to include confidential, proprietary, trade secret and other sensitive information. Unless otherwise agreed to in writing by the Sponsor, each Shareholder shall maintain the confidentiality of information that is non-public information furnished by the Sponsor regarding the Sponsor and the Trust received by such Shareholder pursuant to this Trust Agreement in accordance with such procedures as it applies generally to information of this kind (including procedures relating to information sharing with Affiliates), except (i) as otherwise required by governmental regulatory agencies (including tax authorities in connection with an audit or other similar examination of such Shareholder), self-regulating bodies, law, legal process, or litigation in which such Shareholder is a defendant, plaintiff or other named party or (ii) to directors, employees, representatives and advisors of such Shareholder and its Affiliates who need to know the information and who are informed of the confidential nature of the information and agree to keep it confidential. Without limiting the foregoing, each Shareholder acknowledges that notices and reports to Shareholders hereunder may contain material non-public information and agrees not to use such information other than in connection with monitoring its investment in the Trust and agrees not to trade in securities on the basis of any such information.

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(b) In the event that the Sponsor determines in good faith that (i) a Shareholder has violated or is reasonably likely to violate the provisions of this Section 13.12 or (ii) a Shareholder that is subject to FOIA, any state public records access law or any other law or statutory or regulatory requirement that is similar to FOIA in intent or effect (each, a “Public Access Law”) is reasonably likely to be subject to a disclosure request pursuant to a Public Access Law that would result in the disclosure by such Shareholder of confidential information regarding the Trust, the Sponsor may (x) provide to such Shareholder access to such information only on the Trust s website in password protected, non-downloadable, non-printable format and (y) require such Shareholder to return any copies of information provided to it by the Sponsor or the Trust.

(c) If any Public Access Law would potentially cause a Shareholder or any of its Affiliates to disclose information relating to the Trust, its Affiliates and/or any investment of the Trust, then in addition to compliance with the notice requirements set forth in Section 13.12(a) above, such Shareholder shall take commercially reasonable steps to oppose and prevent the requested disclosure unless (i) is advised by counsel that there exists no reasonable basis on which to oppose such disclosure or (ii) the Sponsor does not object in writing to such disclosure within ten (10) days (or such lesser time period as stipulated by the applicable law) of such notice. Each Shareholder acknowledges and agrees that in such event, notwithstanding any other provision of this Trust Agreement, the Sponsor may, in order to prevent any such potential disclosure that the Sponsor determines in good faith is likely to occur, withhold all or any part of the information otherwise to be provided to such Shareholder; provided, that, the Sponsor shall not withhold any such information if a Shareholder confirms in writing to the Sponsor that compliance with the procedures provided for in Section 13.12(b) above is legally sufficient to prevent such potential disclosure.

(d) A Shareholder may, by giving written notice to the Sponsor, elect not to receive copies of any document, report or other information that such Shareholder would otherwise be entitled to receive pursuant to this Trust Agreement and is not required by applicable law to be delivered. The Sponsor agrees that it shall make any such documents available to such Shareholder at the Sponsor s offices.

(e) Notwithstanding anything in this Trust Agreement to the contrary, each Shareholder and each Shareholder s employees, representatives or other agents are authorized to disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Trust and any transaction entered into by the Trust and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure that are provided to such Shareholder, except for any information identifying the Sponsor, the Trust, the Trustee or their respective advisors, affiliates, officers, directors, members, employees and principals or (except to the extent relevant to such tax structure or tax treatment) any nonpublic commercial or financial information.

(f) Any obligation of a Shareholder pursuant to this Section 13.12 may be waived by the Sponsor in its sole discretion.

(g) Each Shareholder acknowledges and agrees that (i) the restrictions contained in this Section 13.12 are necessary for the protection of the affairs and goodwill of the Sponsor, the Trustee, the Trust and their Affiliates and each Shareholder considers such restrictions to be reasonable for such purpose, (ii) the misappropriation or 45 unauthorized disclosure of confidential information is likely to cause substantial and irreparable damage to the Sponsor, the Trustee, the Trust and their Affiliates and (iii) damages may not be an adequate remedy for breach of this Section 13.12. Accordingly, the Sponsor, the Trustee, the Trust and their Affiliates shall be entitled to injunctive and other equitable relief, in addition to all other remedies available to them at law or at equity, and no proof of special damages shall be necessary for the enforcement of this Section 13.12.

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IN WITNESS WHEREOF, the undersigned have duly executed this Declaration of Trust and Trust Agreement as of the day and year first above written.

CSC DELAWARE TRUST COMPANY, as Trustee,

By:
Name:
Title:

OSPREY FUNDS, LLC, as Sponsor,

By:
Name:
Title:

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